Exhibit 4.2

PROMISSORY NOTE

$940,000.00	September 16, 2019

FOR VALUE RECEIVED pursuant to this Promissory Note (this “Note”), as of September 16, 2019 (the “Effective Date”), the undersigned Landstar, Inc., a Nevada Corporation (the “Maker”) promises to pay to the order of DMBGroup, LLC, a Texas limited liability company (the “Payee”), at the address set forth below for notices to Payee, or at such other place as Payee may from time to time designate, in lawful money of the United States of America, the principal sum of Nine Hundred Forty Thousand and NO/100s Dollars ($940,000.00) (the “Principal”). Contemporaneously with the execution of this Note, the Maker (as the Buyer) and Payee (as the Seller) entered into that certain Asset Purchase Agreement, dated as of the Effective Date, whereby the Maker purchased certain assets used in Payee’s secure managed file transfer software business (the “Purchase Agreement”), a copy of which is attached hereto as Exhibit “A” and is hereby incorporated for all purposes.

1.	Definitions. Capitalized terms not otherwise defined in this Note shall have the meaning assigned to such terms in the Purchase Agreement.

2.	Interest. This Note shall bear simple interest, beginning on the Effective Date, on the outstanding Principal at the rate of the lesser of Six Percent (6.00%) per annum or the maximum rate permitted by applicable law. Interest shall be calculated on the actual number of days elapsed over a 360-day year, but applied on a per annum basis of a year of 365 or 366 days, as the case may be.

3.	Payment. All payments will be applied first to accrued interest and the remainder to reduction of the Principal. The Payment of the Principal and Interest shall be payable in twenty-four (24) equal monthly amortized installments of Forty-One Thousand Six Hundred Sixty-One and 37/100 Dollars ($41,661.37) each, beginning on October 15, 2019 and continuing on the first (1st) day of each succeeding month for twenty-four (24) months with the final payment due on September 15, 2021, (the “Monthly Installment”).

4.	Prepayments. Maker shall have the right to prepay the Principal in whole or in part at any time without premium or penalty.

5.	Conversion of Monthly Installments.

a.	Permissive Conversion of Monthly Installments. At any time before this Note has been paid in full, at the request of the Payee (the “Conversion Notice”), the Payee may convert any Monthly Installments that have not yet been paid by Maker into shares of Maker’s common stock (the “Conversion”). Payee may request a Conversion no more than one (1) Conversion during any calendar month. The term “Conversion Shares” shall mean the shares of Maker’s common stock issued or issuable upon any Conversion.

b.	Conversion Price. The Conversion price shall be a sum equal to the average closing share price of Maker’s common stock for the five (5) days immediately preceding the Conversion, less twenty percent (20%).

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c.	Conversion Notice. The Conversion Notice shall specify the Principal, the Monthly Installment to be converted, and the date on which the Conversion is to occur, which shall be the effective date specified in the Conversion Notice as long as such effective date is no earlier than the date Payee sends such Conversion Notice to Maker (the “Conversion Date”). If no Conversion Date is specified in the Conversion Notice, the Conversion Date shall be the due date for the next Monthly Installment.

d.	No Surrender of Note. To effect Conversion Notices under this Note, the Payee shall not be required to physically surrender this Note to Maker unless the entire Principal of this Note plus the interest accrued shall have been either paid or converted in its entirety.

e.	Effect of Conversion. Conversions shall have the effect of lowering the outstanding Principal in an amount equal to the Monthly Installment.

f.	Nature of Common Stock Issued.

i.	When issued according to this Section 5, the Conversion Shares will be legally and validly issued, fully paid-for, vested, and earned as of issuance; provided, however, that the Conversion Shares shall be subject to the lock-up period specified in Section 3.1 of the Purchase Agreement.

ii.	Within seven (7) days of the Conversion Date, the Maker shall deliver to the Payee a certificate or certificates representing the Conversion Shares issuable by reason of that particular Conversion in the name of the Payee. The issuance of certificates for shares of Conversion Shares shall be made without charge.

6.	Time of Essence. Time is of the essence with respect to all of Maker’s obligations and agreements under this Note.

7.	Events of Default and Remedies. Payee shall have the right and option, without further notice, to declare the unpaid balance of the Principal and accrued but unpaid interest on this Note immediately due and payable, and to exercise any and all of the rights and remedies provided to Payee under this Note and applicable law, if Maker fails to make a payment in whole or in part when due as provided for in this Note and such failure to pay continues for a period of five (5) business days after the delivery of written notice of such default to Maker by the holder of this Note.

8.	No Waiver of Payee’s Future Rights or Remedies. No failure or delay on the part of Payee in exercising any right, remedy, power or privilege under this Note shall operate as a waiver of such right, remedy, power or privilege, nor shall a single or partial exercise of any power or right preclude other or further exercise or the exercise of any other power or right. Enforcement by the holder of this Note for any payment due under this Note shall not constitute an election by such holder of remedies so as to preclude the exercise of any other remedy available to such holder.

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9.	Maker’s Waiver of Rights. Except as otherwise specified in this Note, Maker and all endorsers and sureties hereby jointly and severally waive all exemption rights under any applicable law, and also waive presentment for payment, demand, notice of nonpayment, valuation, appraisement, protest, demand, dishonor, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices, and without further notice hereby consent to renewals, extensions, or partial payments either before or after maturity.

10.	Costs of Collection. If this Note is placed in the hands of any attorney for collection after default by Maker, or is collected by suit or through probate or bankruptcy proceeding, Maker agrees to pay reasonable attorneys’ fees and disbursements in addition to other amounts due.

11.	Severability. The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected such invalidity or unenforceability.

12.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally-recognized overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested, address as set forth below; receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein or within three (3) business days from the date the notice was deposited in the United States mail:

if to Payee, to:	if to Maker, to:

DMBGroup, LLC	Landstar, Inc.
ATTN: Billy Whittington	ATTN: Jason Remillard, CEO
811 Lake Haven Court	101 J Morris Commons Lane, Suite 105
Highland Village, Texas 75077	Morrisville, NC 27560

Either Party may change its respective address or addressee by giving notice of such change to the other Party in the manner provided in this Section. For this purpose only, unless and until such written notice is actually received, the address and addressee specified for each Party shall be deemed to continue in effect for all purposes.

13.	Usury Savings. Interest on the debt evidenced by this Note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under applicable law. Any interest in excess of that maximum amount will be credited on the Principal or, if the Principal has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal or, if the Principal has been paid, refunded. This provision overrides any conflicting provisions in this Note and all other instruments concerning the debt.

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14.	Governing Law. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY JURISDICTION OTHER THAN THE STATE OF TEXAS). THE PARTIES ACKNOWLEDGE THT EXCLUSIVE VENUE FOR ANY ACTION, PROCEEDING, OR SUIT ARISING FROM OR OUT OF, EITHER DIRECTLY OR INDIRECTLY, THIS NOTE SHALL BE IN FEDERAL OR STATE COURT IN DENTON COUNTY, TEXAS.

15.	Headings. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part of this Note.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the Effective Date.

LANDSTAR, INC.
a Nevada corporation

By:
Name:
Title:

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EXHIBIT “A”

ASSET PURCHASE AGREEMENT